SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                              FORM 8-K
                           CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

                           April 24, 2000
                  ---------------------------------
                  (Date of earliest event reported)

                             SWWT, Inc.
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        (Exact name of Registrant as specified in its charter

        Delaware               0-25942                 84-1167603
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       (State of       (Commission File No.)       (IRS Employer
     Incorporation)                              Identification No.)


             3492 W. 109TH Circle, Westminster, CO 80030
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         (Address of principal executive offices) (zip code)


                           (303) 460-8017
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        (Registrant's telephone number, including area code)


                           Not Applicable
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        (Former name or former address, if changed since last
                               report)


Item 1.   Changes in Control of Registrant &
Item 2.   Acquisition or Disposition of Assets

    On April 14, 2000, SWWT, Inc. (the "Company") and its wholly owned subsidiary, ENWC Acquisition, Inc., a Delaware corporation ("ENWC"), entered into a merger agreement (the "Merger Agreement") with E-Newco, Inc., a Delaware corporation ("E-Newco"), which is listed as Exhibit 2.1 and is incorporated herein by reference. After the completion of all of the closing conditions contemplated by the Merger Agreement, on April 24, 2000, the Company announced in a press release attached as Exhibit 99.1 and incorporated by reference herein that E- Newco merged with ENWC (the "Merger") and became a wholly owned subsidiary of the Company.

      In accordance with the terms of the Merger Agreement, the Company issued 757,772 shares of its convertible preferred stock, par value $0.001 per share (the "Series B Preferred Stock"), to the stockholders of E-Newco in exchange for their shares of E-Newco common stock. Under the terms of the certificate of designations of the Series B Preferred Stock, which is listed as Exhibit 3.1 and is incorporated herein by reference, the Series B Preferred Stock will automatically convert into an aggregate of 75,777,162 shares of Common Stock following the approval by the stockholders of the Company of the requisite increase to the amount of authorized Common Stock and the receipt by the Company of additional equity financing of at least $15.0 million. The holders of the Series B Preferred Stock issued in connection with the Merger will vote with the holders of the Common Stock on an as converted basis and possess approximately 95.5% of the voting power outstanding after the Merger. As of the completion of the Merger, without giving effect to the receipt of the additional equity financing, the Company has outstanding approximately 79,347,851 shares of Common Stock, on an as converted and fully diluted basis, of which the pre- merger stockholders of E-Newco own approximately 95.5%.

     If the Company does not receive additional equity financing of at least $15.0 million within 180 days of the consummation of the Merger, the holders of the Common Stock may elect to cause the Company to redeem the outstanding shares of Series B Preferred Stock at a redemption price equal to a pro-rata portion of the Company's cash balance, if any, at the date of redemption. In addition, the Company has paid a one-time cash dividend to its pre-Merger stockholders in an amount equal to seven hundred forty thousand six hundred and thirty five dollars ($740,635). The dividend payment consisted of the cash on the Company's balance sheet immediately prior to the consummation of the Merger less expenses related to the Merger and the settlement of certain claims made in connection with the Sale (as defined below).

     In connection with the transactions contemplated by the Merger Agreement, Clarke H. Bailey, Thomas Barnds and Thomas A. Barron resigned as members of the board of directors of the Company, and Jon Diamond, Walter Carroza and Anthony Scaramucci became members of the board. In addition, Mr. Diamond became the President and Chief Executive Officer of the Company.

     The Company expects that its stockholders will act by written consent to, among other things, change the name of the Company, increase the authorized capital stock of the Company, make certain other modifications to the certificate of incorporation and by- laws of the Company, make changes to the composition of the board of directors of the Company, adopt a stock incentive plan and change the Company's certifying accountants.

Item 7:   Financial Statements, Pro Forma Financial
Information and Exhibits.

      (a) & (b) The required financial statements are not included in this report and will be filed on Form 8- K/A as soon as practicable, but in any event within sixty (60) days after the Current Report on Form 8-K is required to be filed

     (c)  Exhibits

           *2.1 Agreement and Plan of Merger, dated as of April 14, 2000 among E-Newco, Inc., a
                 Delaware corporation, SWWT, Inc., a
                 Delaware corporation, and ENWC
                 Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of SWWT, Inc.

          *3.1 Certificate of Designations of Series B Preferred Stock, par value $.001 per share, of SWWT, Inc.

          99.1  News Release, dated April 26, 2000.


            * Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         SWWT, INC.


                              /s/ JON V. DIAMOND
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                              Name: Jon V. Diamond
                              Title: President

Dated:    May 5, 2000